UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 29, 2008

Bluepoint Linux Software Corp.
(Exact name of registrant as specified in its chapter)

Indiana (State or other jurisdiction of incorporation	000-25797 (Commission File Number)	35-2070348 (IRS Employer Identification No.)

4F., Xinyang Building, Bagua 4th Road
Shenzhen, Guangdong 518029
People’s Republic of China
(Address of principal executive offices)

(011) (86) 755-2450-750 (Registrant's telephone number, including area code)

N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management
Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)	resignation of former director and principal financial officer

On February 29, 2008, Frank Kwai Shing tendered his resignation from the board of directors of Bluepoint Linux Software Corp. (the “Company”), which the Company accepted on the same day.  Mr. Shing resigned from the board of directors for personal reasons.

On February 29, 2008, Frank Kwai Shing tendered his resignation from the office of Chief Financial Officer, which the Company accepted on the same day.  Mr. Shing resigned from the office of Chief Financial Officer for personal reasons.

(c)	appointment of new principal financial officer

On February 29, 2008, the Company appointed Jun Liu to fill the office of Chief Financial Officer, effective immediately.

Although no written employment agreement was signed, the following is a brief description of the terms and conditions of the Company’s appointment of Mr. Liu:

Jun Liu, 38, will serve as the Company’s Chief Financial Officer.  Under the arrangement, no compensation will be paid to Mr. Liu for serving in the capacity of Chief Financial Officer.  Mr. Liu has served as a director of the Company since July 2002 and is the brother of Xin Liu, the Company’s President and Chairman of the Board of Directors.  No other arrangements or understandings between Jun Liu and the Company exist.

Mr. Liu has approximately ten years of experience in corporate management, business development and product development.  Mr. Liu co-founded and currently serves as the Chief Executive Officer and as an Executive Director of Launch Tech Company Limited (“Launch Tech”), a company listed on the Hong Kong Growth Enterprise Market (GEM) that designs and manufactures tools and equipment used in the automotive aftermarket sector.  At Launch Tech, Mr. Liu is responsible for managing the day to day operations of the company and for supervising the company’s finance and research and development units.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: February 29, 2008	BLUEPOINT LINUX SOFTWARE CORP., an Indiana corporation

/s/ Xin Liu
By: Xin Liu
Its: President